Exhibit 99.1

August 15, 2007

William A. Roper, Jr.

President and Chief Executive Officer

D. James Bidzos

Vice Chairman of the Board of Directors

VeriSign, Inc.

487 East Middlefield Road

Mountain View, California 94043

Re:	Resignation from Board of Directors

Dear Bill and Jim:

As you know, I have recently been named Chairman and Chief Executive Officer of Qwest Communications International. I am very much looking forward to devoting all my energies to this new position and, accordingly, I must regretfully inform you that I have decided to resign as a director and Chairman of the Board of Directors of the VeriSign, Inc. effective immediately.

I admire the work of the current VeriSign Board and how we have confronted our challenges with discipline and the highest ethics. And, of course, I want to emphasize my resignation is not the result of any disagreement with the company or the Board on any matter relating to the company’s operations, policies or practices.

I wish you, the Board, the employees and the shareholders of the company every success in the future.

Sincerely yours,

/s/ Edward A. Mueller

Edward A. Mueller